Exhibit 99.2

Philip Morris International Inc.

2012 First-Quarter Results Conference Call

April 19, 2012

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2012 first-quarter results. You may access the release on our web site at www.pmi.com.

(SLIDE 2.)

During our call today, we will be talking about results for the first-quarter 2012 and comparing them with the same period in 2011, unless otherwise stated. References to volumes are to PMI shipments. Industry volume and market shares are the latest data available from a number of internal and external sources. Organic volume refers to volume excluding acquisitions. Net revenues exclude excise taxes. Operating Companies Income, or “OCI”, is defined as operating income before general corporate expenses and the amortization of intangibles.

You will find data tables showing adjustments to net revenues and OCI, for currency, acquisitions, asset impairment, exit and other costs, free cash flow calculations, and adjustments to earnings per share, or “EPS”, as well as reconciliations to U.S. GAAP measures, at the end of today’s webcast slides, which are posted on our web site.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

It’s now my pleasure to introduce Hermann Waldemer, Chief Financial Officer.

Hermann.

HERMANN WALDEMER

(SLIDE 4.)

Thank you Nick, and good afternoon ladies and gentlemen.

We once again achieved excellent results in the first quarter of this year. Our organic cigarette volume increased by 5.3%, net revenues, excluding currency and acquisitions were up by 10.9%, adjusted OCI, also excluding currency and acquisitions, increased by 14.2%, and our adjusted diluted EPS, excluding currency, rose by 19.8%.

(SLIDE 5.)

Our strong business momentum continues and this should enable us to perform well during the remainder of 2012, notwithstanding the previously disclosed difficult comparison versus 2011 that we will face in the second quarter relating to the exceptional circumstances in the Japanese market during the post-tsunami crisis.

Consequently, we remain very confident in our ability to achieve the business results that we predicted when we issued our reported 2012 EPS guidance last February. However, since that time, the U.S. Dollar has strengthened against a number of currencies. As a result, we are facing a slightly stronger currency headwind and are now forecasting an impact of 15 cents in unfavorable currency this year, based on prevailing exchange rates, compared to the 10 cents previously disclosed in February.

As a result, for exchange rate reasons only, we are revising our reported diluted EPS guidance for 2012 by five cents to a range of $5.20 to $5.30. It should be stressed that, compared to our 2011 adjusted diluted EPS of $4.88, we are maintaining our forecast growth in reported diluted EPS for 2012 of approximately 10% to 12% on a currency neutral basis. Our forecast growth is fully in line with our long-term growth target for adjusted diluted EPS, excluding currency.

(SLIDE 6.)

One of the key elements favorably impacting our business is the reasonable excise tax environment. While there have been increases, most recently in Spain, we have not seen any disruptively large changes in any key markets this year. On the structural side, we continue to witness further improvements via a gradual increase in the specific proportion of excise taxes. Many governments now recognize that higher specific elements reinforce the predictability of government tobacco excise tax revenues.

(SLIDE 7.)

Pricing continues to be the most important single driver of our profitability. The pricing variance was $369 million in the quarter. We increased prices notably in Argentina, Germany, Indonesia, Italy, Korea, Mexico, the Philippines and Russia, and continued to benefit from the annualization of higher prices from last year. We also generated a positive volume/mix variance of $224 million at the OCI level, as we grew volume and benefited from consumer up-trading in a wide range of non-OECD markets.

(SLIDE 8.)

The 5.3% quarterly organic cigarette volume growth is our best performance since the March 2008 spin. While boosted by the leap year and an undemanding comparison to the prior year, the improvement was notable for its wide geographic spread. The Asia Region led the way with a 12.4% increase, the growth in the EEMA and Latin America & Canada Regions was around 3%, and the moderate decline in the EU Region of 1.5% was the best performance in many years. In fact, volume increased in the first quarter in 13 of our top 15 largest markets by volume.

(SLIDE 9.)

This performance reflects the breadth of our superior brand portfolio. In the first quarter, every one of our top ten brands by volume grew, with Marlboro notably adding 3.6 billion units compared to the first quarter of 2011.

(SLIDE 10.)

We are thus able to continue our strong market share growth momentum. Our market share in our top 30 OCI markets was estimated at 37.3% in the first quarter of 2012, compared to 36.6% for the full-year 2011 and 35.5% in 2010.

(SLIDE 11.)

Asia is our principal growth engine. The Region as a whole is benefiting from a solid economic environment, a growing adult population in many key markets, and increasing consumer purchasing power.

Our organic cigarette volume grew by 12.4%, led by Indonesia. Excluding currency and acquisitions, net revenues and adjusted OCI increased by 16.3% and 23.7% respectively.

(SLIDE 12.)

Total industry volume in Indonesia grew at a double-digit pace in the first quarter. On a full-year basis, we forecast an increase in a range of 6% to 8%. Meanwhile, our shipment volume grew by 24.9% in the quarter, making Indonesia the single largest market for PMI by shipment size.

Our market share was 3.5 points higher at 33.4%. This tremendous result was achieved through the excellent momentum behind our leading machine-made premium lower tar and nicotine brand, Sampoerna A, and the strength of our overall portfolio, which also includes premium Marlboro, mid-price U Mild and low-price brands. Our premium portfolio added over 3 billion units and accounted for over 60% of our market share gain in the quarter.

(SLIDE 13.)

The underlying trend in Japanese industry volume has continued to improve. We are forecasting a moderate underlying market decline of approximately 2% in 2012, as smoking incidence has remained stable since the middle of last year.

Our first-quarter market share was 28.0%, well above the previous year’s 25.6% and just slightly below the fourth-quarter 2011 level. Our share was impacted by trade purchases of new JT products in March, when it dropped to 27.3%. So far, we have had just one new launch this year, Lark Hybrid One 100mm, which achieved a satisfactory 0.4% market share in March. Both Marlboro and Lark remain strong, and we have a full pipeline of new consumer-relevant innovative variants that we plan to launch in the coming months.

(SLIDE 14.)

In Korea, we implemented in mid-February a price increase of 200 Won per pack to 2,700 Won on Marlboro, Parliament and Lark, which accounted for over 80% of our volume in 2011, while making some necessary tactical price adjustments to Virginia Slims. The preliminary indications are that, as expected, we have given back a large part of the share gains from the previous temporary price advantage in return for a significant margin improvement.

Our endeavors to secure a reasonable long-term reform of excise taxation have been delayed by the parliamentary elections that took place earlier this month, but we will renew our efforts now that they are over.

(SLIDE 15.)

Our results in the EEMA Region were very strong in the quarter. Organic cigarette volume grew by 3.4%, driven in particular by Algeria, Saudi Arabia and Turkey, and only partly offset by a reduction in sales in Egypt due to a surge in illicit trade. Our mix was favorable as adult smokers traded up to premium and mid-price brands. We increased prices in the quarter, most notably in Russia, and pricing was also a key driver of our higher profitability. Excluding currency and acquisitions, net revenues and adjusted OCI were 12.6% and 18.0% higher, respectively, while we continued to increase our investments behind Marlboro and other key brands.

(SLIDE 16.)

The strength of the economy has enabled the Turkish market to rapidly absorb the impact of the tax-driven price increases that occurred in the fourth quarter of last year. Our volume increased by nearly 10% in the first quarter of this year, as our portfolio continued to perform strongly, and our Year-to-Date February Nielsen share grew by 0.7 points to 44.6%. Our mix has also improved behind premium Parliament and mid-price Muratti.

(SLIDE 17.)

In Russia, recent price increases have not dented adult smokers’ appetite for up-trading. Our above-premium brand Parliament continues to perform very strongly and gained a further 0.3 points to reach a record 3.2% Nielsen share Year-to-Date February. Along with the strong performance of low-price Bond Street and Next slims, this has enabled us to grow our overall Nielsen share through the end of February from 25.5% last year to 26.2%. We remain optimistic that we can further strengthen our position in Russia as the preliminary results of our new marketing programs and additional investments behind Marlboro and other key brands are showing early signs of promise.

(SLIDE 18.)

In the EU Region, total industry volume was down a modest 1.3%, despite weak economic conditions notably in Greece and Spain.

Both L&M and Chesterfield continued to gain share in the Region. Their market shares were up 0.3 and 0.4 points, respectively, to a combined 9.8%. L&M is growing in particular in Germany, Poland and Slovakia, while Chesterfield is performing particularly well in Austria, Portugal and Spain. Marlboro’s performance remains resilient, though its market share was down in the Region as a whole by 0.3 points to 17.5%. Marlboro gained share notably in Belgium, the Czech Republic, Greece, Hungary and Portugal, while its share loss in Germany was attributable to a temporary price disadvantage.

Higher prices, notably in France, Germany, Italy, Poland, Spain and the UK, enabled us to return to solid profit growth in the Region. Net revenues and adjusted OCI were 5.3% and 3.7% higher respectively, excluding currency. During the quarter, we continued to invest behind the new Marlboro campaign and consumer-relevant innovative line extensions, such as Marlboro Beyond.

(SLIDE 19.)

Unemployment continues to increase in Spain with no short-term expectation for any improvement. This is putting further pressure on the total market volume for cigarettes. During the first quarter, PMI’s market share declined slightly to 30.2%, despite an improved performance for Chesterfield.

As part of their measures to reduce the budget deficit, the Spanish Government recently increased excise taxes on cigarettes, along with a restructuring that increased the relative importance of the specific element. In response, we raised our prices by 25 Euro cents per pack across our portfolio, despite the Government’s failure to increase the Minimum Excise Tax.

(SLIDE 20.)

In Italy, cigarette industry volume declined by 6.1% in the first quarter, partly offset by strong growth in the fine cut market, which remains relatively small at around 6% of total tobacco consumption. The key drivers of this decline are higher prices that have boosted industry margins and government revenues, and more difficult economic conditions.

While unemployment still remains below 10% in Italy, consumer purchasing power is under pressure. There has therefore been some consumer down-trading from premium and mid-price cigarettes to low-price international cigarette brands and fine cut. This led to an erosion of 0.9 points in our cigarette market share to 52.6% in the first quarter.

To address these trends, we launched Chesterfield fine cut in the second quarter of 2011. This move has reinforced the brand, as it has steadily increased its share of the total tobacco market, and enabled us to achieve market leadership in fine cut in the first quarter of this year with a 28.3% share. Our latest initiative was the launch during the first quarter of this year of Philip Morris Selection in the growing international low-price cigarette category, where we are under-represented.

Along with the higher prices, these strategies should enable us to maintain our profitability in this important market going forward.

(SLIDE 21.)

The economies in the Northern part of Europe show more favorable trends, as illustrated by Germany. Cigarette industry volume was up 3.1% in the first quarter, as the economy remained robust and contraband was reduced. The German authorities recently closed down two important smuggling rings, whose annual supply was estimated at some 400 million cigarettes.

Marlboro was the first key brand to be sold in Germany at higher prices following the January tax increase, and thus suffered a market share decline in the first quarter of 0.8 points to 20.4%. Nearly all competitive brands are now selling at new prices so we expect an improved Marlboro performance going forward. Our optimism is backed by the promising results from the initial phases of the new Marlboro “Don’t Be a Maybe” campaign. Marlboro’s share amongst Young Adult Smokers (minimum 18 to 24 years old) increased by five points in the first quarter to become the leading brand in this adult age group – along with L&M – with a 20% smoker share for each of the two brands.

PMI achieved an overall increase of 0.2 points in its cigarette market share in the first quarter at 35.9%. This was driven by the continued strong performance of L&M. The brand grew a further 1.2 share points in the quarter to 11.2%. As this remains well below its Young Adult Smoker share, we expect to be able to continue to expand L&M’s share in the German market going forward.

We also successfully increased our quarterly share in the fine cut market, with a gain of 0.9 points to 15.8%. This was driven by our two key cigarette brands, Marlboro and L&M.

(SLIDE 22.)

The Latin America & Canada Region was a solid contributor again in the quarter. Organic cigarette volume grew by 2.9%, thanks to share and market growth in Argentina,

and favorable timing and trade inventory movements in Mexico. We increased our share in Colombia and Mexico, where Marlboro continued to perform well, with gains of 1.5 and 4.0 points, respectively. Excluding currency, adjusted OCI increased by 4.0%.

(SLIDE 23.)

On a global basis, the illicit trade in cigarettes is estimated at some 600 billion units. While at times a risk, it also offers PMI a very significant volume and profitability opportunity.

The potential benefits of cooperation underpin our joint efforts with many authorities across the world. Canada, Germany and Romania are recent examples of successful reductions in contraband. In this context, we welcome measures being proposed by the provincial government in Ontario to reinforce its laws against illicit trade. Based on similar measures, the Quebec Government has stated that it increased its provincial tobacco tax revenues by more than $200 million over the last two years.

(SLIDE 24.)

Free cash flow was $1.7 billion in the first quarter, a decline of 23.0%, excluding currency. Net earnings increased by $245 million, or 12.3%, confirming that the business fundamentals are in excellent shape. This was, however, more than offset by a $742 million increase in our working capital and other requirements, due mainly to the timing of receivables in the quarter and industry forestalling in the EU Region, a phenomenon that should be fully reversed as the year unfolds.

Let me remind you that forestalling occurs when manufacturers build up inventory in excess of normal supply chain requirements ahead of an excise tax increase. This competitive phenomenon becomes an issue whenever the payment of the excise taxes occurs prior to the depletion of the finished goods inventory. We are therefore working with governments to introduce and, where necessary, reinforce anti-forestalling measures. This would reduce our working capital requirements and provide governments with higher tax revenues without undue delay.

In addition, capital expenditures are higher this year. We are investing in productivity-enhancing factory modernization, equipment for innovative new products, the consolidation of our operations in the Philippines, the expansion of our capacity in Indonesia, and other projects. At the same time, we are on track to deliver on our $300 million pre-tax productivity target in 2012.

(SLIDE 25.)

During the first quarter, we spent $1.5 billion to repurchase 18.1 million shares at an average price of $83.07. Our target remains to spend $6 billion on share repurchases this year. Since the spin through the end of March this year, we repurchased a total of 432.1 million shares at an average price of $52.88.

Our annualized dividend of $3.08 per share generated an attractive yield of 3.5% at the market close last Friday. Since 2008, we have increased our dividend rate by 67.4% under our policy that targets a 65% dividend payout ratio.

(SLIDE 26.)

We continue to generate superior shareholder returns compared to our tobacco peers, our wider consumer products peer group and the broader market.

(SLIDE 27.)

In conclusion, the first quarter of 2012 has been another excellent one for PMI. Organic volume was very strong and we benefited from consumer up-trading in non-OECD markets. All our key brands are performing very well, led by Marlboro and Parliament. We are fully on track to deliver again in 2012 against our currency-neutral long-term target of 10% to 12% adjusted diluted EPS growth.

In the first quarter, we once more outperformed our tobacco and broader consumer product peers in terms of shareholder returns. We remain very confident about our outlook for the remainder of the year and beyond, notwithstanding the difficult comparison we will face in the second quarter due to Japan.

(SLIDE 28.)

Thank you for your continued interest in our company and its excellent growth prospects. I will now be happy to answer your questions.

NICK ROLLI

Well, thank you for joining us. That concludes our call today. If you have any follow-up questions, please contact the investor relations team here in Lausanne.

Thank you again and have a nice day.